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TO OUR SHAREHOLDERS AND FRIENDS:

As 2005 comes to a close I find that Cortex has made tremendous progress with the development of CX717 and all of us at the company eagerly awaiting the results from our three Phase IIa clinical trials for CX717. This past year has been one of the most significant in the development of the AMPAKINE® technology for Cortex. As we began the year we were completing the Phase I safety studies with this compound in healthy elderly male and female subjects. As in the eight other Phase I trials using younger volunteers, we found CX717 well tolerated and with no significant changes in kinetics for this agent in the over 65 year old subjects.

We reported the results of our first Phase IIa clinical trial for CX717 in early May which showed us that the drug was well tolerated and safe in all 16 sleep deprived subjects. For alertness, the 300 and 1000 mg doses were the most effective while for cognitive performance the 300 mg dose appeared to be the most effective in the sleep deprived subjects. We particularly were impressed by both the increased attention and vigilance scores as well as the apparent cerebral arousal which this first study identified as effects in human subjects which had been sleep deprived. Additionally, the trials showed that there were no concomitant increases in systemic measures such as blood pressure, heart rate, and the ability of the body to cycle through its normal circadian temperature changes during the night. Obtaining cortical arousal without systemic effects is radically different from what one would see with amphetamine stimulants and means we do not have just another stimulant drug.

Another important objective for 2005 was to identify a potential backup compound to CX717 and I am pleased to report that we are currently scaling up CX701 in preparation for the one-month toxicology studies in two species to be initiated during the last quarter of 2005. We hope to be able to file an IND for CX701 during the 2nd quarter of 2006. We chose to move forward with CX701 instead of CX727 because it had a superior metabolic profile. However, our pharmaceutical research group already has another promising molecule in early development and as things progress next year, we shall see if it can become another possible drug candidate which may surface from our low impact group of compounds.

You may recall that we identified two major groups of chemical compounds developed by Cortex, which each bind at different sites on the AMPA-receptors on the neurons. The low impact group up regulates the effect of glutamate, but so far has proven to be less seizure prone than the high impact group of compounds in animal models. The high impact group up regulates the effect of glutamate and in addition up regulates the formation of BDNF (brain derived neurotrophic factor) much more than the low impact compounds. One of our competitors has shown that high impact compounds have promoted neurogenesis in animal models.

As I suggested last year, we also have a goal to find a high impact compound for development. We have a compound which still is in preclinical testing which has shown an improved safety profile in animals and may prove to be the first potential high impact drug candidate. Most of the excitement in the high impact area has come from the laboratories of Drs. Gary Lynch and Christine Gall at the University of California, Irvine. They reported some very exciting developments related to the ability to up regulate BDNF with our high impact compounds and as a result brought about a phenomenal reversal of age related declines in LTP (the substrate for memory) in middle aged rats. The promise of the high impact compounds is that they exhibit disease modifying potential in the neurodegenerative disease area, such as Parkinson’s and Alzheimer’s diseases. Few drug therapies have such huge possibilities.

MAJOR ACCOMPLISHMENTS

During 2005 we made some significant progress in developing the therapeutic potential of the AMPAKINE technology:

•	Finalized Phase I clinical testing in elderly male and female subjects for CX717 and demonstrated that the drug was as well tolerated in the elderly just as it was in the younger subjects. In total, during the Phase I clinical trials, over 104 subjects were administered doses of CX717 without any serious adverse effects.

•	Completed the first Phase IIa clinical efficacy study of CX717 in sleep deprived human subjects in the UK. Demonstrated both safety, an arousal effect in all subjects, and attention/vigilance effects in sleep deprived subjects.

•	Filed a US IND for CX717 at the end of December 2004 and Cortex was permitted to proceed with its first efficacy trial in the US at the end of January 2005.

•	Initiated three additional Phase IIa clinical trials with CX717: a sixty patient, placebo controlled protocol in adult ADHD (attention deficit hyperactivity disorder) patients; a twelve patient PET scan study in mild to moderate Alzheimer’s disease patients; a 48 subject shift work paradigm study assessing the effect of the drug on subjects during four days of night shift work with minimal recovery sleep times.

•	Will have completed three months toxicology studies in monkeys and rats by the end of 2005 which should enable Cortex to proceed with longer term clinical trials in ADHD, Alzheimer’s disease, and toward developing an indication in prevention of excessive daytime sleepiness (EDS) due to narcolepsy, sleep apnea, or shift work (depending upon the outcome of licensing discussions).

•	Advanced a backup compound, CX701, into toxicology development by successfully scaling up the drug and initiating a one month, two species toxicology study.

•	Secured support from DARPA (Defense Advanced Research Projects Agency) of the US Department of Defense for the UK sleep deprivation study and DARPA also is conducting and fully funding a four day shift work study in 48 volunteers.

•	Finalized a tablet formulation of CX717 which will undergo a short bioequivalence study in early 2006. These tablets will then allow us to move forward with longer term Phase IIb clinical trials in 2006.

•	Expanded investor awareness through the first analyst report on Cortex by a larger banker that issued in early 2005.

•	Strengthened our development capabilities within Cortex by adding expertise in drug metabolism. We are also proceeding with adding another person in clinical development, analytical chemistry and regulatory affairs in the near future.

•	Have worked tirelessly to prepare for our year-end report on our internal controls over our accounting processes and computer systems under the Sarbanes-Oxley regulations. This activity is a serious strain on small public companies and will cost us close to $500,000 by year end. None-the-less, a great job by our CFO and head of IT on very limited resources.

CORTEX BUSINESS STRATEGY

As I have discussed in previous annual meetings and subsequent conference calls, we plan to develop out-licensing arrangements for the very large chronic indications in the psychiatric and neurodegenerative disease areas. The rationale remains that the cost of developing and marketing compounds for Alzheimer’s disease, MCI (mild cognitive impairment), ADHD, and Parkinson’s disease is simply too prohibitive for a small company. The time element also weighs mightily against us since if everything went perfectly, it would minimally require five to six years to get a compound to market for any of these indications. Finally, once approved it would be very difficult to compete with companies fielding thousands of sales representatives that are required to bring awareness of a new product to tens of thousands of general practitioners and other specialists working with patients in these fields.

The Orphan drug law provides several incentives that are attractive to smaller companies in the pharmaceutical and biotech fields. First since the number of patients exposed to a drug in an Orphan indication is considerably smaller than for the larger indications, the number of subjects required for Phase III testing is usually much smaller. This reduction in patients tested brings the costs within the reach of smaller companies. Additionally, the time required to conduct such trials is reduced markedly. If all went well with an indication such as EDS in narcoleptics, we potentially could bring a compound to market within the next three to four years. The FDA review process usually also takes less time. Finally, the clinicians who deal with special patient groups such as the indications associated with Orphan drugs are a smaller group of specialists which do not require large sales organizations, again something more within the scope of smaller drug companies.

A focus on the areas with Orphan drug potential can none-the-less get Cortex into substantial market opportunities. The number of diseases in the CNS field which would qualify for Orphan drug status is significant. We have evaluated just a few and each of them would bring us into markets ranging from $250 million to $350 million in size. Additionally we have identified some potential expansions into non-Orphan indications which would be possible once the selected Orphan drug approval was obtained. The income from existing Orphan drug sales could be used to generate the capital needed to conduct clinical trials in some of the non-Orphan drug areas.

While we have not evaluated all the Orphan drug opportunities available to Cortex, outside market research groups have estimated the few areas for Orphan indications and the related expansion into non-Orphan areas identified by us to date add up to over $2 billion worth of sales potential. All of this means that Cortex plans to stay the course and step by step we are pushing to execute our business strategy.

We have been extremely busy over the last several months trying to keep up with all of the activities related to out-licensing of CX717. It has become clear that virtually all the companies want to wait for the three-month toxicology results, and some want to see at least one more successful clinical trial preferably in a target patient group. We should have both of these contingencies covered over the next few months. The clinical trials are moving ahead, but clearly patient enrollment has slowed down some of the trials which we had hoped would get us some additional results quickly. Namely, the PET scan study in Alzheimer’s patients has had extremely slow enrollment. In part our study has been impacted by a general slowdown in the recruitment rates for US-based Alzheimer’s disease studies. The major reasons for the slowdown include large numbers of competing clinical trials and the widespread use of memantine in combination with cholinesterase inhibitors such as Aricept®. The complexity and intensity of our trial also turned out to be a barrier to entry of subjects. Our protocol allowed for the concomitant use of cholinesterase inhibitors, but not for the use of memantine. This apparent rapid rise of memantine usage in Alzheimer’s patients was not envisioned by any of the investigators with whom we worked. We now know it will be sometime in early 2006 when we may actually get results from the Alzheimer’s PET scan study. This means that the other trials will also be complete by that time. The recruitment for the ADHD study has been much more positive and moved along expeditiously and the shift work study also has been initiated and should move along at a pace consistent with obtaining results in early 2006.

We have companies which have proposed term sheets for licensing CX717, but getting the several opportunities in the right sequence to assure optimal results has been challenging given, each companies different sense of urgency.

Financing of Cortex

As you will note, we are requesting an increase in authorized shares from 50 million common shares to 75 million common shares. The company needs to have this increase to continue to develop the technology. Over the last three years, the approximately $46 million dollars raised has been essential to develop the AMPAKINE technology. We began in late 2002 facing a serious need for funds, and yet have turned the corner financially and have had considerable success in developing our technology since that time. With the monies raised, we had the ability to resurrect Cortex and bring one new compound forward which could be the beginning of a successful drive to bring AMPAKINE drugs to the market. None of what we accomplished since the first raise of money in August of

2003 could have happened without such funds. With the monies raised since that time (approximately 2 years), we have moved CX717 from preclinical development, through toxicology, into human Phase II trials and we have a strong follow-on compound about to enter toxicology trials. The development risks in pharmaceuticals and biotech are great, but we have moved ahead judiciously, yet at an aggressive pace. We are creating value as we further develop this technology, however, share price and market cap for Cortex will be almost totally dependent upon successful clinical trials and continued success with CX717.

The current Phase IIa trials will cost us on average approximately $1 – $1.7 million each. As we head toward Phase IIb trials, each study will cost us in the range of $3 – $8 million each with Alzheimer’s indications being at the upper end of that range. Additionally we face numerous toxicological studies which will need to be conducted, such as reproductive and developmental toxicology, teratogenicity studies, carcinogenicity studies and selected studies in very young animals if we chose to develop an indication for children. We currently estimate that just to bring CX717 to market for an Orphan drug indication could cost us another $60 - $80 million without any launch costs. This is the reality of drug development and it is not unique to Cortex. Thus finding a good licensing partner, who can help provide some of the financial resources for developing the AMPAKINE technology is a crucial part of our strategy.

Finally, I want to address your concerns about the request for more shares. OUR FIRST OBJECTIVE IS TO OBTAIN A VALUABLE LICENSING DEAL FOR CX717. We are talking with a wide range of potential partners and each partner has different interests in how they may wish to approach a deal. It is axiomatic, but a good deal will meet the needs of both parties because to succeed we will need to develop a good working relationship, and both companies need to succeed. Hence, preconceived ideas of what a deal should be and arbitrary spinning of numbers does not get a really good deal finalized. Only patient negotiations, putting Cortex in a position of strength and good analysis of all options will get us to our goal. Some companies want to deliver some of the funds we need by investing in our company. Clearly we need to be able to accommodate such an eventuality. I do not want to jeopardize an opportunity by not being able to sell shares at a premium to a good company who is seriously interested in CX717.

But Cortex must also consider other contingencies. What if in the end, the magnitude of a deal is not what we feel repays Cortex and its shareholders adequately for the investments we have both made? How could the company go forward in such a situation? We will need to find another financing vehicle which would allow Cortex to continue to develop CX717. If we are strong enough to move forward without a potential licensee, then we will just add to value of CX717 by moving it into Phase IIb by ourselves. You can rest assured a drug with excellent Phase IIb results will be a very highly desired commodity. If we had more capital, continuing the development of CX717 would be an excellent way to optimize the financial returns from a licensing deal, but current financial realities and risk factors favor completing a licensing deal in the near term.

As an example of planning for contingencies, I would like to point to our current situation. I received several emails and telephone calls expressing concern over the last $11 million PIPE at the end of the year 2004. However, had the company not done that deal, we would either be heading into 2006 with approximately $4 million in the bank and be out of funds by the end of Q1 2006, or we would have had to defer conducting some of the clinical development (which would seriously jeopardize licensing). When investors expressed an interest in making direct investments in Cortex toward the end of 2004, we thoughtfully evaluated our position. We chose to move ahead with a PIPE because we believed it would strengthen our position as a company just in case not everything went as planned. As it stands, we have approximately one year of cash and can continue to plan the further development of CX717 and move our licensing negotiations forward. A good license should have a positive impact on our value, but again, our company value is tied far more into the state of clinical development than on any other factor. Being in the position to firm up a solid licensing deal or move ahead to continue to develop CX717 is a sound business position and is good for our shareholders. Therefore, it is vital that you support the increase in authorized shares for Cortex. It keeps us in a position of strength no matter how events unfold, and can create value for all shareholders.

POSITIONED FOR A STRONG 2006

We believe that Cortex is on the road toward success. Our primary mission is to get a new AMPAKINE compound to market with the near term focused on positioning the company to obtain a good license for CX717. We are working diligently on getting a backup compound in the low impact series into the clinic early next year. Also a compound from our high impact series is heading toward being scaled-up and moved into toxicology by early 2006. Once we have three compounds available for further clinical development, we will have considerably improved the chance for success and placed Cortex on much more solid footing.

The next several months will be very exciting for Cortex. Three different clinical trials with CX717 should be completed, the three months toxicology trials will be completed, we have a new tablet dosage form for CX717, and we should be in an excellent position to conclude our licensing discussions.

As you have noticed, the annual shareholder meeting this year is taking place at the American Stock Exchange in NYC. As a member of AMEX we were given an opportunity to use their facilities for this meeting. This will allow many of the investors, fund managers, and analysts who are located on the East coast to attend our meeting. We have a very large contingent of investors in the greater New York metropolitan area. However, we will be returning to California for our next annual meeting, which due to our change in fiscal year to a calendar year will need to take place in the April/May, 2006 timeframe. In this way we have the chance to optimize the opportunity for investors on both coasts to participate.

The board of directors of our Company and the management are committed to making Cortex the next successful pharmaceutical business in the field of neurology and psychiatry. I look forward to our shareholder meeting and to meeting many of our friends from the East coast.

/s/ Roger G. Stoll

Roger G. Stoll, Ph.D.

Chairman, President and Chief Executive Officer

October 24, 2005

Aricept is a registered trademark of Eisai Company Limited Corporation.

The foregoing contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Company intends that such forward looking statements be subject to the safe harbors created thereby. These forward-looking statements relate to, among other things, (i) future research plans, expenditures and results, (ii) potential collaborative arrangements, (iii) the potential utility of the Company’s proposed products and (iv) the need for, and availability of, additional financing.

The forward-looking statements included herein are based on current expectations, which involve a number of risks and uncertainties and assumptions regarding the Company’s business and technology. These assumptions involve judgments with respect to, among other things, future scientific, economic and competitive conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized and actual results may differ materially. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events. Readers should carefully review the risk factors described in documents that the Company files from time to time with the Securities and Exchange Commission, including, without limitation, Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K and subsequent Current Reports on Form 8-K.